EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2009 (September 25, 2009 as to the effects of the retrospective adjustments disclosed in Notes A, T, and V), relating to the consolidated financial statements and financial statement schedule of The Dow Chemical Company (the "Company")(which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's involvement in litigation related to an agreement to acquire Rohm and Haas Company and relating to a change in method of accounting for defined benefit pension and other postretirement plans to conform to Statement of Financial Accounting Standards No. 158)included in the Current Report on Form 8-K dated September 25, 2009, and our report dated February 17, 2009, relating to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/S/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Midland, Michigan

November 3, 2009